Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-44330, No. 333-79505, No. 333-35981, No. 333-108430, and No. 333-117756 Registration Statements on Form S-1 No. 333-52318 and No. 333-113483 and Registration Statements on Form S-8 No. 333-102580, No. 333-109151, No. 333-71127, No. 333-41591, No. 333-32761, No. 333-01849, and No. 333-117755 of Innovo Group Inc. and Subsidiaries and in the related Prospectus of our report dated February 11, 2005, with respect to the consolidated financial statements and the schedule of Innovo Group Inc. and Subsidiaries included in this Annual Report on Form 10-K for the year ended November 27, 2004.

/s/ Ernst & Young LLP

Los Angeles, CA
February 23, 2005